Exhibit 99.1

Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz

President and

Chief Executive Officer

Perfumania Holdings, Inc.

631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR

NOVEMBER 2010

Bellport, NY December 2, 2010 - Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $23.5 million for the four week fiscal month of November 2010 which ended November 27, 2010 versus $26.7 million for the four week fiscal month of November 2009 which ended November 28, 2009. On a year-to-date basis, total net sales were $188.3 million in the current year compared with $187.3 million last year. For the month of November 2010, comparable store sales decreased by 10.4%. The impact on the Company’s performance from the decrease in comparable store sales for the month of November 2010 was substantially offset by an improved gross margin achieved in November 2010. Comparable store sales on a year-to-date basis increased by 0.8%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.

PERFUMANIA NOVEMBER AND YEAR-TO-DATE RETAIL SALES (in $000’s):

	FY 2010		FY 2009		FY 2008
		Increase (Decrease)		Increase (Decrease)		Increase (Decrease)

Number of Stores, November	370	0.0%	370	4.5%	354

November Total Retail Sales	$23,525	(11.8%)	$26,669	9.5%	$24,351

YTD November Total Retail Sales	$188,303	0.5%	$187,339	4.5%	$179,313

November Comparable Store Sales		(10.4%)		1.1%		(15.2%)

YTD November Comparable Store Sales		0.8%		(5.6%)		(2.9%)

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This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to further integrate and achieve synergies between the Perfumania and Model Reorg businesses, our ability to service our obligations, our ability to comply with the covenants in our senior credit facility, general economic conditions including a decrease in discretionary spending by consumers, competition and the ability to raise additional capital to finance our expansion. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, in the section entitled “Risk Factors.”

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